                                                                    EXHIBIT 4.15





                              AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT
                                     (HEHC)


         THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (HEHC) (this "Agreement") dated as of May ______, 1997, among Hanover Compressor Company, a Delaware corporation (the "Company") and the Stockholders party hereto (all capitalized terms used but not defined prior to Article I shall have the meaning ascribed to them in Article I), which Agreement shall be effective upon the consummation of an initial public offering of Company Common Stock (the "Effective Date").

                              W I T N E S S E T H:

         WHEREAS, as of the date hereof, the Company and the Stockholders are parties to that certain Stockholders Agreement dated as of January 27, 1995, amended as of October 31, 1996 (the "Stockholders Agreement");

         WHEREAS, no amendment of the Stockholders Agreement shall be valid unless the same shall be executed by all of the Stockholders;

         WHEREAS, the Company and the Stockholders agree that it is in their best interests to amend and restate the Stockholders Agreement in its entirety.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               DEFINITIONS; ETC.

         1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

         "Affiliate" shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person or (ii) in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing. With respect to GKH, the term Affiliate shall expressly include the partners in GKH.

         "Agreement" shall mean this Amended and Restated Stockholders Agreement (HEHC), as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

         "Bankruptcy" shall mean (i) an adjudication of bankruptcy under the Federal Bankruptcy Reform Act of 1978, as amended, or any successor statute,
(ii) an assignment for the benefit of creditors, (ii) the filing of a voluntary petition in bankruptcy or reorganization, or (iv) the failure to vacate the appointment of a receiver or trustee for any part of the assets or property of the Company within 60 days from the date of such appointment.

         "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

         "Bona Fide Purchaser" shall mean any Person (other than a selling Stockholder's Affiliates) who or which has delivered a good faith written offer to purchase all or a portion of such Stockholder's Stock; provided, however, that, such Person has the requisite financial resources necessary, in the reasonable opinion of the Board, to purchase and acquire such Stockholder's Stock.

         "Common Stock" shall mean the Company's common stock, par value $.001 per share.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Dispose" or "Disposition" (and any derivatives thereof) shall mean
(i) a voluntary or involuntary sale, assignment, transfer, conveyance or other disposition of a Stockholder's Stock, and (ii) any agreement, contract or commitment to do any of the foregoing, but shall exclude any pledge of a Stockholder's Stock.

         "Encumbrance" or "Encumber" shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

         "Exempt Disposition" shall mean a Disposition (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or (ii) pursuant to any public distribution of Stock pursuant to Rule 144 of the Securities Act.

         "GKH" shall mean the collective reference to (i) GKH Investments, L.P., a Delaware limited partnership ("Investments"), (ii) GKH Partners, L.P., a Delaware limited partnership ("Partners") and (iii) the respective Affiliates of Investments and Partners. Any and all decisions and determinations to be made by GKH hereunder shall be made by Partners, for itself, Investments and their respective Affiliates.





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
         "Non-GKH Holders" shall mean any Stockholder other than GKH.

         "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.


         "Stock" shall mean (i) shares of Common Stock, (ii) shares of preferred stock, and (iii) options and warrants exercisable with respect to, or other securities convertible into or exchangeable for shares of, Common Stock.

         "Stockholder or "Stockholders" shall mean the parties hereto (other than the Company), their appropriate successors and assigns and any person who is (i) a holder of Stock and (ii) is or is required to be a party to this Agreement at the time of reference thereto.

         "Subsidiary" shall mean with respect to any Person, (a) any corporation (whether now existing or hereafter organized) of which at least a majority of the voting stock having ordinary voting power for the election of directors is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or as to which such Person has the power to direct the management or operations hereof, whether by contract or otherwise and (b) any partnership, joint venture, association or other business entity (whether now existing or hereafter organized) of which more than 50% of the equity interest is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or as to which such Person has the power to direct the management or operations hereof, whether by contract or otherwise.

         "Transfer Notice" shall mean the notice required to be delivered by GKH to the non-GKH Stockholders pursuant to Section 2.1. To be effective, the Transfer Notice must (i) state the identity and the address of the Bona Fide Purchaser who has offered, in writing, to purchase the Disposing Stockholder's Stock, and (ii) state all material terms of such Bona Fide Purchaser's offer.

         1.2 Certain Other Defined Terms. The following terms are defined in the Section of this Agreement set forth directly opposite such terms:

          Term                                      Section
          ----                                      -------
          Company                                   preamble
          Participating Stockholder                 2.2(b)

         1.3 Article, Etc. References to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                                   ARTICLE II

                             TRANSFER RESTRICTIONS

         2.1     Rights to Compel Disposition.

                 (a) Rights of GKH. If GKH proposes to Dispose of all (but not less than all) of its Stock to a Bona Fide Purchaser other than pursuant to an Exempt Disposition, then, notwithstanding anything in this Agreement to the contrary, GKH may require the Non-GKH Holders to Dispose of their Stock to such Bona Fide Purchaser for the same consideration per share and otherwise on the same terms and conditions (other than with respect to representations and warranties) upon which GKH effects the Disposition of its Stock.

                 (b) Obligations of the Non-GKH Holders. In the event that GKH desires to exercise its right pursuant to Section 2.1(a), GKH shall deliver to the Company and the Non-GKH Holders written notice setting forth the consideration per share of Stock to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition. Such notice shall also constitute a Transfer Notice. Within 25 days following the date of such notice, the Non-GKH Holders shall deliver to GKH (i) an appropriate assignment duly executed in a proper form to effect the Disposition of such Stock from the Non-GKH Holders to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power-of-attorney authorizing GKH to effect the Disposition of such Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of the Non-GKH Holder's Stock is disposed of for the same consideration per share of Stock and otherwise on the same terms and conditions upon which GKH effects the Disposition of its Stock. In the event that any Non-GKH Holder shall fail to deliver such documentation, assignment and limited power-of-attorney to GKH, the Company shall cause a notation to be made on its books and records to reflect that the Stock of the such Non-GKH Holder is bound by the provisions of this Section 2.1 and that the Disposition of such Stock may be effected without the such Non-GKH Holder's consent or surrender of its Stock.

         ln addition, in the event GKH exercises its rights under Section 2.1(a), the Non-GKH Holders shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to their Stock as are set forth in Section 2.3(b) hereof and representations and warranties qualified to knowledge with respect to all other matters as are reasonably requested by the Bona Fide Purchaser.

                 (c) Responsibility of GKH. Promptly (but in no event later than the day of receipt) after the consummation of the Disposition of Stock pursuant to this Section 2.1, GKH shall (i) deliver notice thereof to the Non- GKH Holders, (ii) remit to the Non-GKH Holders the total sales price of their Stock Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by the Non-GKH Holders.

                 (d) Failure to Effect Transfer. If, within 90 days after GKH's delivery of the notice required pursuant to Section 2.1(b), GKH has not completed the Disposition of its Stock and that of the Non-GKH Holders in accordance herewith, GKH shall return to the Non-GKH Holders (i) the assignments with respect to the Non-GKH Holders' Stock which the Non-GKH Holders delivered pursuant to this Section 2.1 and (ii) the related limited power-of-attorney. Upon the Non-GKH Holder's receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Stock owned by the Stockholders shall again be in effect.

         2.2     Rights of Inclusion.

                 (a) Rights of the Non-GKH Holders. If GKH proposes to Dispose of any or all of its Stock to a Bona Fide Purchaser, other than pursuant to an Exempt Disposition, then the Non-GKH Holders may require GKH to require the Bona Fide Purchaser to purchase up to the same percentage of the Stock then owned by such Non-GKH Holders as is proposed to be sold by GKH to such Bona Fide Purchaser in accordance with this Section 2.2(a) for the same consideration per share and otherwise on the same terms and conditions (other than with respect to representations and warranties) upon which GKH effects the Disposition of its Stock.

                 (b) Obligations of Participating Stockholder. If GKH desires to accept a Bona Fide Purchaser's offer to purchase all of GKH's Stock in accordance with Section 2.2(a), GKH shall deliver a copy of the Bona Fide Purchaser's offer to the Company and the Non-GKH Holders, and, within 30 days of the receipt of such copy, in the event that any Non-GKH Holders desires to exercise its rights pursuant to this Section 2.2 (each a "Participating Stockholder"), such Participating Stockholder shall deliver to GKH and the Company written notice to such effect and shall deliver to GKH (i) an appropriate assignment duly executed in a proper form to effect the Disposition of such Stock to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power-of-attorney authorizing GKH to effect the Disposition of such Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of the Participating Stockholder's Stock that is being transferred pursuant to this
Section 2.2 is Disposed of for the same consideration per share and otherwise on the same terms and conditions upon which effects the Disposition of its Stock. The failure of a Participating Stockholder to deliver notice of its desire to exercise its rights under or to otherwise comply with the provisions of this Section 2.2(b) shall be deemed to be a waiver of the Participating Stockholder's rights hereunder.

         The Participating Stockholders shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to their Stock as are set forth in Section 2.3(b) hereof and representations and warranties qualified to knowledge with respect to all other matters as are reasonably requested by the Bona Fide Purchaser.

                 (c) Responsibility of GKH. In the event that any Participating Stockholder timely exercises its rights of inclusion under this
Section 2.2, promptly (but in no event later than the day of receipt) after the consummation of the sale of Stock under this Section 2.2, GKH shall (i) deliver notice thereof to each Participating Stockholder, (ii) remit to each Participating Stockholder the total sales price of such Participating Stockholder's Stock sold pursuant hereto and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by each Participating Stockholder.

                 (d) Failure to Effect Transfer. In the event that any Stockholder elects to exercise its rights of inclusion under this Section 2.2 as a Participating Stockholder, if, within 90 days after GKH's delivery of the copy of the Bona Fide Purchaser's offer pursuant to Section 2.2(b), GKH has not completed the Disposition of its Stock and that of the Participating Stockholders in accordance herewith, GKH shall return to each Participating Stockholder (i) the assignments with respect to each Participating Stockholder's Stock which each Participating Stockholder delivered for Disposition pursuant to this Section 2.2 and (ii) the related limited power-of-attorney. Upon the Participating Stockholders' receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Stock owned by the Stockholders shall again be in effect.

         2.3 Agreement of Selling Stockholders. All sales of Stock to be made pursuant to Sections 2.1 and 2.2 of this Agreement shall be subject to the following terms:

                 (a) the Disposing Stockholder shall deliver to the purchaser the Stock being sold, free and clear of Encumbrances, together with duly executed stock transfer powers in favor of the purchaser or its nominees and such other documents, including evidence of ownership and authority, as the purchaser may reasonably request; and

                 (b) the Disposing Stockholder shall not be required to make any unqualified representations or warranties to any Person in connection with such sale, except as to (i) good title to the Stock being sold, (ii) the absence of Encumbrances with respect to the Stock being sold, (iii) its valid existence and good standing (if applicable), (iv) the authority for, and validity and binding effect of (as against such Disposing Stockholder), any agreement entered into by such Disposing Stockholder in connection with such sale, (v) all required material consents to Disposing Stockholder's sale and material governmental approvals having been obtained (excluding any securities laws) and (vi) the fact that no broker's commission is payable by the Disposing Stockholder as a result of Disposing Stockholder's conduct in connection with the sale.

         2.4 General Transfer Restriction. Unless otherwise agreed by all of the Stockholders, any Stock Disposed by a Stockholder, other than pursuant to an Exempt Disposition, shall remain subject to all of the terms and conditions of this Agreement in the hands of any Person to whom such Stock may be Disposed and any such Person shall be required to first deliver to the Company and the Stockholders a written agreement assuming and agreeing to be bound by all of the terms and conditions of this Agreement and to be a Stockholder hereunder.

                                  ARTICLE III

                             ADDITIONAL AGREEMENTS

         3.1 Business Opportunities and Conflicts. Each Stockholder recognizes that each other Stockholder has or may have other business interests, activities and investments and that, subject to this Section 3.1, each such other Stockholder is entitled to carry on such other business interests, activities and investments. No such other Stockholder shall be obligated to devote all or any particular part of his or its time and effort to the Company and its affairs.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

         4.1 Endorsement on Stock Certificates. Each and every certificate evidencing Stock shall contain upon its face, or on the reverse side thereof, the following legend:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE (i) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE PLEDGED, HYPOTHECATED, TRANSFERRED, OFFERED FOR SALE OR SOLD EXCEPT PURSUANT TO A REGISTRATION UNDER SAID ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND (ii) ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL OFFICES OF THE COMPANY.

         4.2 Termination. This Agreement shall terminate upon the earliest to occur of the following events:

                 (a)      Bankruptcy of the Company;

                 (b) the consummation of a publicly registered offering of 25% or more of the common stock of the Company;

                 (c)      100% of the Stock being owned by a single
                          Stockholder;

                 (d) the voluntary agreement, in writing, of all of the Stockholders; or

                 (e) the Effective Date failing to occur by September 15, 1997; or

                 (f)      September __, 2004.

         4.3 Effectiveness. Until occurrence of the Effective Date, the Stockholders Agreement shall remain in full force and effect and in the event of the termination of this Agreement pursuant to Section 4.2(e) hereof, the Stockholders Agreement shall continue in full force and effect.

         4.4     Stock Subject to this Agreement.

                 (a) This Agreement shall apply to all Stock currently or hereinafter owned or acquired by the Stockholders, including, without limitation, (i) the Stock held by the Stockholders on the date hereof, (ii) any Stock issued to any Stockholder pursuant to Section 4.4(b) hereof, (iii) any Stock issued to any Stockholder pursuant to such Stockholder's exercise of an option or warrant and (iv) any Stock otherwise purchased, acquired or issued to any Stockholder.

                 (b) If, at any time, and from time to time, the Company shall declare and make a distribution upon any of the Stock, or shall validly issue Stock in lieu of, or in exchange for, or in addition to, any of the Stock without the receipt of additional consideration therefor, then any such Stock subsequently issued with respect to the Stock then subject to this Agreement shall constitute additional Stock subject to this Agreement.

         4.5 Notices. Any and all notices or other communications provided for herein shall be in writing and shall be considered duly given upon the earliest to occur of (a) personal delivery, (b) 2 days after being delivered to a national recognized overnight delivery courier or service, (c) 3 days after being mailed by registered or certified mail, return receipt requested, postage prepaid or (d) the delivering parties receipt of a written confirmation of a facsimile transmission. All notices shall be addressed to the Stockholders at their addresses listed on the signature pages of this Agreement. Any party hereto may change his or its address by giving notice to the other parties hereto as provided herein.

         4.6 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural wherever the context and facts require such construction. The descriptive headings in the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

         4.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions hereof shall be enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

         4.8 Modification; Amendment. No modification or amendment of this Agreement shall be valid unless the same shall be in writing executed by all of the Stockholders.

         4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof

         4.10 Binding Effect; Complete Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof, except as provided in
Section 4.3 hereof.

         4.11 Specific Performance. The parties acknowledge that given the nature of the obligations of the parties hereto that any non-breaching party will be irreparably damaged by a breach of this Agreement. The parties hereto therefore acknowledge and agree that any non-breaching party hereto may seek specific performance of the provisions hereof and that no party hereto may assert adequacy of a remedy at law as a defense to an action for specific performance hereunder.

         4.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         4.13 Attorneys' Fees. If any legal action, including an action for declaratory relief, is brought to enforce any provision of this Agreement, the prevailing party or parties, as the case may be, shall be entitled to recover his, its or their respective reasonable attorneys' fees from non-prevailing party or parties, as the case may be. These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any other relief to which any prevailing party may be entitled.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                          THE COMPANY:
                          ------------

                          HANOVER COMPRESSOR COMPANY



                          By:
                                ---------------------------------------
                                Title:

                          THE STOCKHOLDERS:
                          -----------------

                          GKH PARTNERS, L.P., a Delaware limited partnership

                          By:   JAKK HOLDING CORP., a general partner


                                By:
                                       --------------------------------
                                       Melvyn N. Klein, President


                          GKH INVESTMENTS, L.P., a Delaware limited partnership

                          By:   GKH Partners, L.P., its general partner

                                By:    JAKK Holding Corp., a general partner


                                By:
                                       --------------------------------
                                       Melvyn N. Klein, President



                          ----------------------------------------------
                          Ettore Barbatelli, Sr.



                          ----------------------------------------------
                          Nancy K. Goldberg, solely in her capacity as Trustee under the Nancy K. Goldberg Declaration of Trust



                          ----------------------------------------------
                          William E. Simon, Jr.



                          ----------------------------------------------
                          J. Peter Simon

                          ----------------------------------------------
                          Mary Beth Streep



                          ----------------------------------------------
                          Carol Leigh Porges



                          ----------------------------------------------
                          Aimee Simon Bloom



                          ----------------------------------------------
                          Julie Simon Munro



                          ----------------------------------------------
                          Johanna Katrina Simon



                          ----------------------------------------------
                          Alvin V. Shoemaker



                          ----------------------------------------------
                          John Kramer, solely in his capacity:

                          (i) as Trustee of the Trust for the Benefit of Julie Shoemaker

                          (ii) as Trustee of the Trust for the Benefit of John Shoemaker

                          (iii) as Trustee of the Trust for the Benefit of Christopher Shoemaker

                          (iv) as Trustee of the Trust for the Benefit of Peter Shoemaker

                          IPP95, L.P.

                          BY:       WESINVEST, INC., its General Partner



                          ----------------------------------------------
                          By:
                             ----------------------------
                          Name:
                               --------------------------
                          Its:
                              --------------------------




                          ----------------------------------------------
                          The Simon Children's Trust